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Evans Bancorp, Inc.  One Grimsby Drive Hamburg, NY  14075

Evans Bancorp Reports Record Net Income for 2017

HAMBURG, NY, February 1, 2018 – Evans Bancorp, Inc. (the “Company” or “Evans”) (NYSE American: EVBN), a community financial services company serving Western New York since 1920, today reported its results of operations for the fourth quarter and year ended December 31, 2017.

FOURTH QUARTER AND FULL YEAR 2017 HIGHLIGHTS (compared with prior-year periods unless noted otherwise)

•

Record annual net income of $10.5 million, up 27%.  Impressive results despite $2.1 million writedown of deferred tax asset due to the Tax Cuts and Jobs Act (“TCJA”).  Excluding TCJA impact, 2017 net income was $12.6 million (non-GAAP), or 52% higher than 2016.

•	Fourth quarter net income of $1.0 million, or $0.20 per diluted share, was 58% below last year’s fourth quarter net income of $2.3 million, or $0.53 per diluted share, due primarily to TCJA impact.
•	Excluding the TCJA impact, fourth quarter net income of $3.1 million (non-GAAP), or $0.62 per diluted share, was 31% higher than prior year’s fourth quarter.
•	Fourth quarter results included a $300,000 contribution to the Evans Bank Foundation.
•	Net interest income in fourth quarter increased 19% to $11.2 million driven by higher average loans and investments along with expanded net interest margin.
•	Total assets grew 18% to $1.3 billion, driven by robust loan growth of 13%, or $123 million.
•	Strong growth across multiple categories drove total deposits to $1.1 billion, up 12%.

For the full year 2017, net income was $10.5 million, up 27% from $8.3 million in 2016 despite a one-time
$2.1 million deferred income tax expense related to the signing of the TCJA late in 2017.  Earnings per diluted share increased 14%, or $0.26, to $2.16.  The return on average equity was 9.11% for 2017 compared with 8.74% in 2016.

The TCJA was signed into law in December 2017 and lowered the Company’s federal tax rate from 35% to 21%, effective January 1, 2018.  While the Company expects to benefit in 2018 and beyond from a lower federal tax expense, the Company’s deferred tax asset was remeasured as of December 31, 2017 and a
$2.1 million charge was taken in the fourth quarter.  The impact from the TCJA may differ from this estimate, due to, among other things, further refinement of Evans’ calculations, changes in interpretations and assumptions Evans has made, guidance that may be issued and actions Evans may take as a result of tax reform.

Excluding the impact of the TCJA, net income for the full year of 2017 (non-GAAP) was up 52% to
$12.6 million, or $2.59 per diluted share.  A reconciliation of net income excluding the impact of the deferred tax asset writedown (non-GAAP) to GAAP net income is set forth in a supplemental schedule at the conclusion of this release.

Net income was $1.0 million, or $0.20 per diluted share, in the fourth quarter of 2017 compared with
$3.7 million, or $0.76 per diluted share, in the trailing third quarter of 2017 and $2.3 million, or $0.53 per diluted share, in last year’s fourth quarter.  The decrease in net income was primarily attributable to the TCJA impact.  Excluding the impact of the TCJA, net income for the fourth quarter (non-GAAP) increased 31% to $3.1 million, or $0.62 per diluted share.

Evans Bancorp Reports Record Net Income in 2017

February 1, 2018

Return on average equity was 3.32% for the fourth quarter of 2017 compared with 12.71% in the trailing third quarter and 9.70% in the prior-year period.

“2017 was another year of outstanding performance and record results as Evans leveraged its community banking model along with strategic investments in people, the community, and enhanced products and services to deliver 27% annual net income growth.  Excluding the impact of federal tax reform, net income results for 2017 were 52% higher than the prior year.  We are continuing to see market share gains as a result of execution of our strategic priorities,” said David J. Nasca, President and CEO of Evans Bancorp.    “Overall, our robust performance demonstrates our commitment to driving profitability, shareholder returns, and building the business for long-term success.  The balance sheet continued to show impressive growth while maintaining strong asset quality metrics, deposits were up across all product lines, and core earnings were measurably higher over the prior year.  Tax reform is expected to be helpful to the Company into the future.”

Mr. Nasca added, “Supporting our associates and being deeply rooted in the community is at the heart of what we do and who we are. The recent tax legislation enhances our ability to show support for those who make our success possible: employees and the community. Evans contributed $300 thousand to the Evans Bank Foundation Fund, which will go to community organizations that invest in and enrich our region.  Additionally, all non-senior level associates, or about 86% of our employee base, will receive a one-time bonus of $1,000.”

Net Interest Income
($ in thousands)

	4Q 2017	3Q 2017	4Q 2016

Interest income	$12,794	$12,574	$10,664
Interest expense	1,634	1,479	1,261
Net interest income	11,160	11,095	9,403
Provision for loan losses	602	161	371
Net interest income after provision	$10,558	$10,934	$9,032

Net interest income increased $0.1 million, or 1%, from the trailing third quarter of 2017 and $1.8 million, or 19%, from the prior-year fourth quarter, reflecting strong loan and demand deposit growth.  The Company’s commercial loan portfolio continued to grow at a significant rate as average commercial loan balances, including both commercial real estate and commercial and industrial (“C&I”) loans, were $822 million in the fourth quarter, up 4%, or 17% on an annualized basis, from $789 million in the trailing third quarter and 10% from $745 million in the 2016 fourth quarter.

Net interest margin of 3.79% declined 12 basis points from the 2017 third quarter, but improved 13 basis points from the prior year’s fourth quarter.  The trailing third quarter’s net interest income benefited $0.4 million, or 14 basis points, from the full payoff of two loans that were formerly in nonaccrual status.  At the time of the payoff, $0.4 million in interest payments previously received were recognized as income.  The uptick in net interest margin year-over-year was due to an improvement in loan yields, which have continued to benefit from the re-pricing of variable rate loans tied to the Company’s prime rate.  The prime rate was 4.50% as of the end of 2017 compared with 4.25% at September 30, 2017 and 3.75% at the conclusion of 2016.  The change in prime rate reflects the increase in the federal funds rate targeted by the Federal Reserve.  This improvement in loan yields was somewhat offset by an increase in the cost of interest-bearing liabilities.  The average rate paid on deposits and other borrowings was 0.73% in the fourth quarter of 2017 compared with 0.69% in the third quarter of 2017 and 0.64% in the fourth quarter of 2016.  With rising short-term interest rates and the Company seeking to exercise pricing discipline, savings deposit growth slowed significantly in the second half of 2017.  As a result, during the fourth quarter of 2017 the Company funded most of its loan growth with time deposits and other wholesale borrowings which have a higher average cost than savings deposits.  When compared with last year’s

Evans Bancorp Reports Record Net Income in 2017

February 1, 2018

fourth quarter, the average time deposit rate of 1.34% was 9 basis points higher and the average other borrowings rate of 1.71% was 45 basis points higher.

The increase in loan loss provision in the fourth quarter of 2017 was mostly due to the quarter’s significant loan growth and a single charge-off of a C&I loan in the quarter of $757,000.  The loan was previously recognized as impaired and in nonaccrual status with a $0.4 million reserve.  Outside of the isolated instance of the large charge-off, other credit quality metrics were favorable, including an $8 million decrease in criticized loans from $38 million at each of December 31, 2016 and September 30, 2017 to $30 million at the end of 2017.  Criticized loans are defined by the Company as those loans rated special mention, substandard or doubtful by the Company’s internal risk ratings.

Asset Quality
($ in thousands)

	4Q 2017	3Q 2017	4Q 2016

Total non-performing loans	$13,715	$13,389	$12,020
Total net loan charge-offs (recoveries)	765	157	167
Non-performing loans/ Total loans	1.29%	1.34%	1.28%
Net loan (recoveries) charge-offs/ Average loans	0.30%	0.06%	0.07%
Allowance for loan losses/ Total loans	1.32%	1.42%	1.48%

The Company’s non-performing loans increased as loans 90 days past due and accruing increased from zero at the end of the third quarter of 2017 to $0.7 million at the end of 2017.  Management considers these loans well-collateralized and they are in the process of collection.

John B. Connerton, Executive Vice President and Chief Financial Officer, noted, “Overall, credit quality is solid.  The improvement in criticized loans during the quarter reflects our focus on proactive portfolio management and solid credit fundamentals.  We have elevated our expertise, enhanced our risk management infrastructure and invested in systems over the past few years to support the strong growth in our loan portfolio.”

Non-Interest Income
($ in thousands)

	4Q 2017	3Q 2017	4Q 2016

Deposit service charges	$481	$448	$429
Insurance service and fee revenue	1,649	2,169	1,344
Bank-owned life insurance	464	128	135
Loss on tax credit investment	(1,740)	(1,338)	(883)
Refundable NY state historic tax credit	1,224	972	609
Other income	949	986	1,009
Total non-interest income	$3,027	$3,365	$2,643

Evans’ focus on the community extends to financing historic rehabilitation projects in the City of Buffalo and the Company enhances its yield by investing in the related tax credits.  When a project is completed, Evans begins to recognize tax benefits with an associated reduction in the investment.  In the current quarter, the positive impact to net income was $0.5 million as a $1.2 million refundable New York State tax credit was recorded in non-interest income and a corresponding $1.0 million tax benefit was realized in income tax expense, offset by a $1.7 million write-off on the investment.  The write-off was contemplated during the pricing of the initial investment in the tax credit project, which projects that the Company earns its desired return on investment.

Evans Bancorp Reports Record Net Income in 2017

February 1, 2018

Insurance revenue decreased $0.5 million from the trailing third quarter due to the seasonal decrease in commercial lines insurance commissions.  The increase of $0.3 million from the previous year’s fourth quarter resulted from improved performance across various business lines, including commercial lines insurance, personal lines insurance, and employee benefit plans sales.

The Company recognized a $0.3 million gain on a bank-owned life insurance (“BOLI”) claim in the fourth quarter of 2017.  There were no policy claims in the third quarter of 2017 or fourth quarter of 2016.

Non-Interest Expense
($ in thousands)

	4Q 2017	3Q 2017	4Q 2016

Salaries and employee benefits	$6,319	$6,343	$5,838
Occupancy	844	805	744
Advertising and public relations	378	311	315
Professional services	594	514	445
Technology and communications	740	730	621
Amortization of intangibles	29	28	-
FDIC insurance	189	195	210
Other expenses	1,293	910	965
Total non-interest expenses	$10,386	$9,836	$9,138

Salaries and benefits costs were flat when compared with the third quarter of 2017, but 8% higher than last year’s fourth quarter, reflecting strategic personnel hires in 2017 to support the Company’s continued growth.

The increase in other expenses in the fourth quarter reflects a $300,000 contribution to the Evans Bank Foundation Fund (“the Foundation”).  The Foundation contributes to community organizations reflecting the Company’s values and impacting the Western New York region in a positive and meaningful way.

The efficiency ratio for the fourth quarter of 2017 was 70.4% and improved from the 74.2% ratio in the fourth quarter of 2016, but was higher than the 66.2% ratio in the third quarter of 2017.  The increase over the third quarter reflects the impact of seasonal insurance agency revenue and the contribution to the Foundation.

2017 Year-end Balance Sheet Highlights

Total assets reached $1.3 billion as of December 31, 2017, a 6% increase from $1.2 billion at September 30, 2017 and 18% higher than $1.1 billion at December 31, 2016.  The Company had strong loan growth in a competitive environment as the loan portfolio increased by $123 million, or 13%, to $1.1 billion.  Loan growth from the end of the third quarter was $67 million, or 7%, which equates to a 27% annualized growth rate for the quarter.  Loan growth in the fourth quarter and the full fiscal year was predominantly in the commercial real estate and C&I loan portfolios.

Deposit growth was strong in 2017, increasing 12% to $1.1 billion at December 31, 2017.  The year-over-year increase was across all of the Company’s product categories, including demand deposit growth of 9%, NOW account growth of 23%, savings deposit growth of 5%, and time deposit growth of 32%.  Deposits were up
$19 million, or 2%, during the fourth quarter, which was the equivalent of a 7% annualized growth rate.  Deposit growth in the fourth quarter included higher time deposit balances of $20 million and an increase in NOW deposits of $13 million, somewhat offset by a decrease in savings deposits of $17 million.  Time deposits continue to experience solid growth as customers have moved to products with higher rates, even if it means fixing their rate for a period of time.  The increase in NOW deposits reflects the Company’s continued success in its government banking business line.  With depositors reacting to the increase in short-term interest rates over

Evans Bancorp Reports Record Net Income in 2017

February 1, 2018

the past year by seeking higher rates, savings deposit balances declined in the fourth quarter as the Company attempted to maintain pricing discipline.

2017 Year in Review (compared with prior-year period unless noted otherwise)

Net interest income for 2017 was $42.0 million, up 19%, primarily due to strong growth in the Company’s commercial loan portfolio and core deposit balances and an expanded net interest margin.  Net interest margin was 3.80% in 2017, an increase of 13 basis points, mainly due to higher yields on loans and investment securities.

The Company’s provision for loan losses of $0.7 million was down from $1.2 million as the impact of loan growth was offset by reduced criticized loans and improvement in the performance of the Company’s largest non-performing loan.  Net charge-offs expressed as a percentage of average loans was 0.07% in 2017, up from 0.02%.  The ratio of non-performing loans to total loans was essentially flat at 1.29% at December 31, 2017 compared with 1.28% at the end of 2016.

Non-interest income was up $1.8 million, or 16%, to $13.0 million, due to a $1.4 million increase in insurance and financial services revenue and a $0.3 million gain on a BOLI claim.

Non-interest expense increased $3.5 million, or 10%, to $38.6 million.  The increase in expense reflects higher salaries and employee benefits of $2.2 million, or 10%, due to merit increases, higher incentive compensation and the addition of new employees as part of the Company’s planned growth strategy. Technology expenses increased 27%, or $0.6 million, to $2.9 million as a result of the Company’s conversion to a new online banking platform in March 2017 and higher debit card expenses related to the Company’s migration to EMV chip cards in late 2016.

Income tax expense for the year was $5.2 million, representing an effective tax rate of 33.2% compared with an effective tax rate of 18.9% in 2016.  The difference was driven by the $2.1 million charge to the Company’s deferred tax asset due to the TCJA signed in December 2017 and by the impact of historic tax credit investment transactions in 2017 and 2016.  Excluding the impact of the historic tax credit transactions and the writedown of the deferred tax asset, the 2017 effective tax rate (non-GAAP) was 29.7% compared with 30.1% in 2016.  The reconciliation of the effective tax rates excluding the impact of the TCJA and historic tax credit investments, which is a non-GAAP financial measure, to the most directly comparable GAAP measure is provided in the attached tables at the end of this release.

The efficiency ratio for 2017 measurably improved to 68.5% from 74.0%.

Capital Management

The Company consistently maintains regulatory capital ratios measurably above the Federal “well capitalized” standard, including a Tier 1 leverage ratio of 10.06% at December 31, 2017.  Book value per share increased to $24.74 at December 31, 2017 from $24.60 at September 30, 2017 and $22.50 at December 31, 2016.

Evans completed a follow-on capital raise with net proceeds of over $14 million in January 2017.  The additional capital is being deployed to further support organic growth.

The Company paid cash dividends of $0.80 per common share in 2017, an increase of 5% over 2016.

Outlook

Mr. Nasca concluded, “Strategic execution and the long-term investments we continue to make in improving and expanding the business, including employee benefits, business banking, municipal banking services, deposit products, and insurance, have driven our growth and performance.  Delivering on our community financial institution focus and building on these investments gives us confidence that 2018 will provide another year of meaningful expansion and profitability.”

Evans Bancorp Reports Record Net Income in 2017

February 1, 2018

Webcast and Conference Call

The Company will host a conference call and webcast on Thursday, February 1, 2018 at 4:45 p.m. ET. Management will review the financial and operating results for the fourth quarter and full year of 2017, as well as the Company’s strategy and outlook.  A question and answer session will follow the formal presentation.

The conference call can be accessed by calling (201) 689-8471.  Alternatively, the webcast can be monitored at www.evansbancorp.com.

A telephonic replay will be available from 7:45 p.m. ET on the day of the teleconference until Thursday,
February 8, 2018.  To listen to the archived call, dial (412) 317-6671 and enter conference ID number 13675056, or access the webcast replay at www.evansbancorp.com, where a transcript will be posted once available.

About Evans Bancorp, Inc.

Evans Bancorp, Inc. is a financial holding company and the parent company of Evans Bank, N.A., a commercial bank with $1.3 billion in assets and $1.1 billion in deposits at December 31, 2017.  Evans is a full-service community bank, with 14 branches, providing comprehensive financial services to consumer, business and municipal customers throughout Western New York.  The Evans Agency, LLC, provides life insurance, employee benefits, and property and casualty insurance through nine insurance offices in the Western New York region. Evans Investment Services provides non-deposit investment products, such as annuities and mutual funds.

Evans Bancorp, Inc. and Evans Bank routinely post news and other important information on their websites, at www.evansbancorp.com and www.evansbank.com.

Safe Harbor Statement:  This news release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  Such forward-looking statements include, but are not limited to, statements concerning future business, revenue and earnings.  These statements are not historical facts or guarantees of future performance, events or results.  There are risks, uncertainties and other factors that could cause the actual results of Evans Bancorp to differ materially from the results expressed or implied by such statements.  Factors that may cause actual results to differ materially from those contemplated by such forward-looking statements include competitive pressures among financial services companies, interest rate trends, general economic conditions, changes in legislation or regulatory requirements, effectiveness at achieving stated goals and strategies, and difficulties in achieving operating efficiencies.  These risks and uncertainties are more fully described in Evans Bancorp’s Annual and Quarterly Reports filed with the Securities and Exchange Commission.  Forward-looking statements speak only as of the date they are made.  Evans Bancorp undertakes no obligation to publicly update or revise forward-looking information, whether as a result of new, updated information, future events or otherwise.

For more information contact:	-OR-
John B. Connerton Executive Vice President and Chief Financial Officer	Deborah K. Pawlowski Kei Advisors LLC
Phone: (716) 926-2000 Email: jconner@evansbank.com	Phone: (716) 843-3908 Email: dpawlowski@keiadvisors.com

TABLES FOLLOW

Evans Bancorp Reports Record Net Income in 2017

February 1, 2018

EVANS BANCORP, INC. AND SUBSIDIARIES
SELECTED FINANCIAL DATA (UNAUDITED)
(in thousands, except shares and per share data)

	12/31/2017	9/30/2017	6/30/2017	3/31/2017	12/31/2016
ASSETS
Investment Securities	$149,152	$152,787	$142,597	$116,304	$97,205
Loans	1,065,315	998,005	976,493	945,583	942,512
Allowance for loan losses	(14,019)	(14,182)	(14,178)	(13,579)	(13,916)
Goodwill and intangible assets	8,553	8,581	8,609	8,638	8,406
All other assets	86,632	74,963	69,325	82,714	66,502
Total assets	$1,295,633	$1,220,154	$1,182,846	$1,139,660	$1,100,709

LIABILITIES AND STOCKHOLDERS'
EQUITY
Demand deposits	219,664	216,250	207,348	194,747	201,741
NOW deposits	109,378	96,741	99,131	103,907	88,632
Savings deposits	535,730	552,559	547,760	531,408	508,652
Time deposits	186,457	166,769	164,817	147,915	140,949
Total deposits	1,051,229	1,032,319	1,019,056	977,977	939,974
Borrowings	108,869	54,310	35,411	33,009	49,689
Other liabilities	17,193	16,033	12,816	16,047	14,298
Total stockholders' equity	118,342	117,492	115,563	112,627	96,748

SHARES AND CAPITAL RATIOS
Common shares outstanding	4,782,505	4,776,360	4,773,005	4,763,696	4,300,634
Book value per share	$24.74	$24.60	$24.21	$23.64	$22.50
Tier 1 leverage ratio	10.06%	10.38%	10.57%	10.76%	9.49%
Tier 1 risk-based capital ratio	11.66%	12.33%	12.39%	12.58%	10.82%
Total risk-based capital ratio	12.91%	13.59%	13.64%	13.83%	12.07%

ASSET QUALITY DATA
Total non-performing loans	$13,715	$13,389	$13,901	$12,285	$12,020
Total net loan (recoveries) charge-offs	765	157	(189)	(98)	167

Non-performing loans/Total loans	1.29%	1.34%	1.42%	1.30%	1.28%
Net loan charge-offs (recoveries)/Average loans	0.30%	0.06%	(0.08)%	(0.04)%	0.07%
Allowance for loans losses/Total loans	1.32%	1.42%	1.45%	1.44%	1.48%

Evans Bancorp Reports Record Net Income in 2017

February 1, 2018

EVANS BANCORP, INC AND SUBSIDIARIES
SELECTED OPERATIONS DATA (UNAUDITED)
(in thousands, except share and per share data)

	2017	2017	2017	2017	2016
	Fourth Quarter	Third Quarter	Second Quarter	First Quarter	Fourth Quarter
Interest income	$12,794	$12,574	$11,462	$10,918	$10,664
Interest expense	1,634	1,479	1,344	1,274	1,261
Net interest income	11,160	11,095	10,118	9,644	9,403
Provision (credit) for loan losses	602	161	410	(435)	371
Net interest income after provision	10,558	10,934	9,708	10,079	9,032

Deposit service charges	481	448	428	390	429
Insurance service and fee revenue	1,649	2,169	1,912	2,168	1,344
Bank-owned life insurance	464	128	142	130	135
Loss on tax credit investment	(1,740)	(1,338)	(919)	-	(883)
Refundable NY state historic tax credit	1,224	972	647	-	609
Other income	949	986	879	834	1,009
Total non-interest income	3,027	3,365	3,089	3,522	2,643

Salaries and employee benefits	6,319	6,343	6,030	5,716	5,838
Occupancy	844	805	775	775	744
Advertising and public relations	378	311	216	190	315
Professional services	594	514	550	602	445
Technology and communications	740	730	804	607	621
Amortization of intangibles	29	28	28	28	-
FDIC insurance	189	195	129	227	210
Other expenses	1,293	910	785	910	965
Total non-interest expenses	10,386	9,836	9,317	9,055	9,138

Income before income taxes	3,199	4,463	3,480	4,546	2,537
Income tax provision	2,207	740	862	1,400	198
Net income	992	3,723	2,618	3,146	2,339

PER SHARE DATA
Net income per common share-diluted	$0.20	$0.76	$0.54	$0.66	$0.53
Cash dividends per common share	$-	$0.40	$-	$0.40	$-
Weighted average number of diluted shares	4,904,270	4,896,967	4,880,454	4,757,062	4,390,553

PERFORMANCE RATIOS
Return on average total assets	0.32%	1.24%	0.90%	1.14%	0.86%
Return on average stockholders' equity	3.32%	12.71%	9.13%	11.59%	9.70%
Efficiency ratio	70.44%	66.15%	68.91%	68.56%	74.17%

Evans Bancorp Reports Record Net Income in 2017

February 1, 2018

EVANS BANCORP, INC AND SUBSIDIARIES
SELECTED AVERAGE BALANCES AND YIELDS/RATES (UNAUDITED)
(in thousands)
	2017	2017	2017	2017	2016
	Fourth Quarter	Third Quarter	Second Quarter	First Quarter	Fourth Quarter
AVERAGE BALANCES

Loans, net	$1,009,497	$970,988	$941,446	$924,612	$915,095
Investment securities	155,475	152,991	127,692	107,024	105,319
Interest-bearing deposits at banks	2,380	1,713	16,840	5,943	1,537
Total interest-earning assets	1,167,352	1,125,692	1,085,978	1,037,579	1,021,951
Non interest-earning assets	79,234	72,887	71,310	70,724	71,247
Total Assets	$1,246,586	$1,198,579	$1,157,288	$1,108,303	$1,093,198

NOW	92,089	91,962	97,422	94,088	85,279
Savings	549,466	545,900	540,995	510,632	504,394
Time deposits	181,291	163,087	152,112	144,888	131,479
Total interest-bearing deposits	822,846	800,949	790,529	749,608	721,152
Other borrowings	70,986	51,224	32,813	38,748	61,076
Total interest-bearing liabilities	893,832	852,173	823,342	788,356	782,228

Demand deposits	219,291	214,228	205,361	196,331	198,616
Other non-interest bearing liabilities	14,097	15,035	13,860	15,053	15,873
Stockholders' equity	119,366	117,143	114,725	108,563	96,481

Total Liabilities and Equity	$1,246,586	$1,198,579	$1,157,288	$1,108,303	$1,093,198

YIELD/RATE

Loans, net	4.65%	4.76%	4.54%	4.49%	4.39%
Investment securities	2.45%	2.35%	2.43%	2.50%	2.12%
Interest-bearing deposits at banks	0.67%	1.62%	1.02%	0.82%	0.52%
Total interest-earning assets	4.35%	4.43%	4.23%	4.27%	4.15%

NOW	0.22%	0.22%	0.22%	0.22%	0.23%
Savings	0.48%	0.48%	0.48%	0.48%	0.48%
Time deposits	1.34%	1.30%	1.28%	1.27%	1.25%
Total interest-bearing deposits	0.64%	0.62%	0.60%	0.60%	0.59%
Other borrowings	1.71%	1.76%	1.88%	1.65%	1.26%
Total interest-bearing liabilities	0.73%	0.69%	0.65%	0.66%	0.64%

Interest rate spread	3.62%	3.74%	3.58%	3.61%	3.51%
Contribution of interest-free funds	0.17%	0.17%	0.16%	0.16%	0.15%
Net interest margin	3.79%	3.91%	3.74%	3.77%	3.66%

Evans Bancorp Reports Record Net Income in 2017

February 1, 2018

EVANS BANCORP, INC AND SUBSIDIARIES
SELECTED OPERATIONS DATA (UNAUDITED)
(in thousands, except share and per share data)

	2017	2016
	Year to Date	Year to Date	% Change
Interest income	$47,748	$39,955	20%
Interest expense	5,731	4,707	22%
Net interest income	42,017	35,248	19%
Provision for loan losses	738	1,209	(39)%
Net interest income after provision	41,279	34,039	21%

Deposit service charges	1,747	1,750	-%
Insurance service and fee revenue	7,898	6,519	21%
Bank-owned life insurance	864	556	55%
Loss on tax credit investment	(3,997)	(3,022)	32%
Refundable NY state historic tax credit	2,843	2,117	34%
Other income	3,648	3,332	9%
Total non-interest income	13,003	11,252	16%

Salaries and employee benefits	24,408	22,221	10%
Occupancy	3,199	2,915	10%
Advertising and public relations	1,095	1,022	7%
Professional services	2,260	2,216	2%
Technology and communications	2,881	2,274	27%
FDIC insurance	740	752	(2)%
Amortization of intangibles	113	-	-%
Other expenses	3,898	3,696	5%
Total non-interest expenses	38,594	35,096	10%

Income before income taxes	15,688	10,195	54%
Income tax provision	5,209	1,923	171%
Net income	10,479	8,272	27%

PER SHARE DATA
Net income per common share-diluted	$2.16	$1.90	14%
Cash dividends per common share	$0.80	$0.76	5%
Weighted average number of diluted shares	4,860,828	4,358,517

PERFORMANCE RATIOS
Return on average total assets	0.89%	0.80%
Return on average stockholders' equity	9.11%	8.74%
Efficiency ratio	68.50%	74.03%
Net interest margin	3.80%	3.67%
Net loan charge-offs/Average loans	0.07%	0.02%

Evans Bancorp Reports Record Net Income in 2017

February 1, 2018

EVANS BANCORP, INC AND SUBSIDIARIES
Reconciliation of Non-GAAP Financial measures (UNAUDITED)
($ in thousands, except per share data)

To provide investors with greater visibility of the Company’s operating results, in addition to the results measured in accordance with U.S. generally accepted accounting principles (“GAAP”), the Company is presenting its results excluding the impact of the TCJA and its historic tax credit investment activity, and those presentations constitute non-GAAP measures.  Management views the TCJA as an unusual non-recurring item and believes that the GAAP presentation of the historic tax credit impact is complicated for users to follow.  This non-GAAP information is being disclosed because management believes that providing these non-GAAP financial measures provides investors with information useful in understanding the Company’s financial performance, its performance trends, and financial position.  While the Company’s management uses these non-GAAP measures in its analysis of the Company’s performance, this information should not be viewed as a substitute for financial results determined in accordance with GAAP or considered to be more important than financial results determined in accordance with GAAP, nor is it necessarily comparable with non-GAAP measures which may be presented by other companies.  The following is a reconciliation of the non-GAAP financial measures referenced in this earnings release to the most directly comparable GAAP measures.

GAAP to Non-GAAP Reconciliation

GAAP
($ in thousands, except per share data)	4Q 2017	3Q 2017	4Q 2016	2017	2016

Net Interest Income After Provision	$10,558	10,934	9,032	41,279	34,039
Non-Interest Income	3,027	3,365	2,643	13,003	11,252
Non-Interest Expenses	10,386	9,836	9,138	38,594	35,096
Income Before Taxes	3,199	4,463	2,537	15,688	10,195
Income Taxes	2,207	740	198	5,209	1,923
Net Income	$992	3,723	2,339	10,479	8,272

Effective Tax Rate	69.0%	16.6%	7.8%	33.2%	18.9%

Non-GAAP
	4Q 2017	3Q 2017	4Q 2016	2017	2016

Net Interest Income After Provision	$10,558	10,934	9,032	41,279	34,039
Non-Interest Income (excluding HTC impact)	3,543	3,731	2,917	14,157	12,157
Non-Interest Expenses	10,386	9,836	9,138	38,594	35,096
Income Before Taxes (excluding HTC impact)	3,715	4,829	2,811	16,842	11,100

HTC impact presented in non-interest income	(516)	(366)	(274)	(1,154)	(905)
Other Non-interest Income	3,543	3,731	2,917	14,157	12,157
Total Non-Interest Income	3,027	3,365	2,643	13,003	11,252

HTC impact presented in Income Taxes	(973)	(660)	(656)	(1,869)	(1,413)
Deferred Tax Asset write-off due to TCJA	2,074	-	-	2,074	-
Income Taxes (excluding HTC and TCJA impact)	1,106	1,400	854	5,004	3,336
Total Income Taxes	2,207	740	198	5,209	1,923

Net Income	$992	3,723	2,339	10,479	8,272

Non-GAAP Effective Tax Rate (excluding HTC and TCJA impact)	29.8%	29.0%	30.4%	29.7%	30.1%

Net Income	992	3,723	2,339	10,479	8,272
TCJA Impact	2,074	-	-	2,074	-
Net Income excluding TCJA Impact	3,066	3,723	2,339	12,553	8,272

Weighted average number of diluted shares	4,904,270	4,896,967	4,390,553	4,860,828	4,358,517

Per diluted common share:
Net income	$0.20	0.76	0.53	2.16	1.90
TCJA impact	0.42	-	-	0.43	-
Net Income excluding TCJA Impact	0.62	0.76	0.53	2.59	1.90